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                                                                     EXHIBIT 4.1

                         QUATRX PHARMACEUTICALS COMPANY

             FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

      This FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this "AGREEMENT") is made and entered into as of November 22 , 2004 by and among Quatrx Pharmaceuticals Company, a Delaware corporation ("THE COMPANY"), each of the purchasers of the Company's Series A Preferred Stock set forth on TABLE A-1 to EXHIBIT A hereto (referred to as the "SERIES A INVESTORS", or individually as a "SERIES A INVESTOR"), each of the purchasers of the Company's Series B Preferred Stock set forth on TABLE A-2 to EXHIBIT A hereto (referred to as the "SERIES B INVESTORS", or individually as a "SERIES B INVESTOR"), each of the purchasers of the Company's Series C Preferred Stock set forth on TABLE A-3 to EXHIBIT A hereto (referred to as the "SERIES C INVESTORS", or individually as a "SERIES C INVESTOR") and each of the purchasers of the Company's Series D Preferred Stock set forth on TABLE A-4 to EXHIBIT A hereto (referred to as the "SERIES D INVESTORS", or individually as a "SERIES D INVESTOR").. Series A Investors, Series B Investors, Series C Investors and Series D Investors are sometimes individually referred to herein as an "INVESTOR" and collectively as the "INVESTORS."

                                    RECITALS

      WHEREAS, the Company has sold and issued to the Series A Investors 1,575,000 shares of its Series A Preferred Stock ("SERIES A PREFERRED") pursuant to a Series A Stock Purchase Agreement (the "SERIES A PURCHASE AGREEMENT") and;

      WHEREAS, in connection with the Series A Purchase Agreement, the Company and the Series A Investors entered into an Investors' Rights Agreement, dated December 21, 2000 (the "ORIGINAL INVESTORS' RIGHTS AGREEMENT"), extending to the Series A Investors certain registration rights, information rights and other rights as set forth therein; and

      WHEREAS, the Company has sold and issued to the Series B Investors 4,200,000 shares of its Series B Preferred Stock ("SERIES B PREFERRED") pursuant to a Series B Stock Purchase Agreement (the "SERIES B PURCHASE AGREEMENT"); and

      WHEREAS, in connection with the Series B Purchase Agreement, the Company, the Series A Investors and the Series B Investors amended and restated the Original Investors' Rights Agreement in its entirety (the "AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT") to extend to the Series B Investors the rights and obligations set forth therein; and

      WHEREAS, the Company has sold and issued to the Series C Investors 25,596,491 shares of its Series C Preferred Stock ("SERIES C PREFERRED") pursuant to an Amended and Restated Series C Stock Purchase Agreement and an Addendum to Amended and Restated Series C Stock Purchase Agreement (collectively, the "SERIES C PURCHASE AGREEMENT"); and

      WHEREAS, in connection with the Series C Purchase Agreement, the Company, the Series A Investors, the Series B Investors and certain of the Series C Investors other than InterWest Partners VIII, L.P., InterWest Investors VIII, L.P., InterWest Investors Q VIII, L.P., Stockwell Fund L.P. and Twilight Venture Partners, LLC executed a Second Amended and

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Restated Investors' Rights Agreement to further amend and restate the Amended and Restated Investors' Rights Agreement in its entirety,

      WHEREAS, in connection with the Interim Closing and the Addendum Closing under the Series C Purchase Agreement, the Company, the Series A Investors, the Series B Investors and the Series C Investors executed a Third Amended and Restated Investors' Rights Agreement to further amend and restate the Second Amended and Restated Investors' Rights Agreement in its entirety; and

      WHEREAS, in connection with the Series D Purchase Agreement, the parties wish to further amend and restate the Third Amended and Restated Investors' Rights Agreement in its entirety to, among other things, extend to the Series D Investors the registration rights, information rights and other rights set forth below.

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Fourth Amended and Restated Investors' Rights Agreement, the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement and the Series D Purchase Agreement, the parties mutually agree as follows:

      1. INFORMATION RIGHTS.

            1.1 FINANCIAL INFORMATION. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as an Investor holds not less than 1,000,000 shares of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company ("Common Stock") issued upon the conversion of such shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred (such Investor being referred to as a "Major Investor"), the Company will furnish to each Major Investor the information specified in this Section 1.1.

                  (a) ANNUAL FINANCIAL INFORMATION. The Company shall deliver to each Major Investor as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred (120) days thereafter, (i) audited consolidated balance sheets of the Company and its subsidiaries as of the end of such year, and audited consolidated statements of operations and cash flow of the Company and its subsidiaries for such fiscal year, prepared in accordance with generally accepted accounting principles ("GAAP") and setting forth in each case in comparative form the figures for the previous fiscal year for the material business units, all in reasonable detail and, in the case of the consolidated statements, certified by a nationally recognized independent public accountant selected by the Company and reasonably acceptable to the Investors.

                  (b) QUARTERLY FINANCIAL INFORMATION. The Company shall deliver to each Major Investor as soon as practicable after the end of each quarter of each fiscal year, and in any event within thirty (30) days thereafter, unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and unaudited consolidated statements of operations and cash flow of the Company and its subsidiaries for such period and for the

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current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year for the material business units, together with a comparison of such statements to the Budget (as defined in Section 1.1(c)), subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial officer of the Company.

                  (c) MONTHLY FINANCIAL INFORMATION. Upon written request of any Major Investor with respect to any fiscal month, the Company will deliver to such Major Investor as soon as practicable after the end of the month, and in any event within thirty (30) days thereafter, unaudited monthly financials, certified by the principal financial officer of the Company.

                  (d) BUDGET. The Company shall provide each Major Investor not less than sixty (60) days prior to the commencement of each fiscal year, an annual business plan, including an operating budget for the year and detailed financial projections for the Company and its subsidiaries, for each month during such period (the 'Budget"), all in reasonable detail, together with underlying assumptions and approved by a majority of the entire Board of Directors.

                  (e) AUDITOR'S REPORTS. The Company shall provide each Major Investor promptly upon receipt thereof copies of all other reports or management letters, if any, submitted to the Company by independent public accountants in connection with any annual or interim audit of the books of the Company and its subsidiaries made by such accountants.

                  (f) OTHER INFORMATION. The Company will provide each Director
(i) promptly upon receipt thereof notification of all material litigation or threat thereof, and (ii) copies of all filings made with the Securities and Exchange Commission, if any.

            1.2 INSPECTION. The Company shall permit any Major Investor, upon reasonable notice and during regular business hours, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor.

            1.3 CONFIDENTIALITY OF INFORMATION. Information received by any Investor under this Section 1 shall be considered confidential information, and each Investor agrees to use its reasonable best efforts to retain in confidence, and to cause each of its affiliates to use its reasonable best efforts to retain in confidence, such information (all by using the same care and discretion with regard to such information that such Investor uses with respect to its own confidential information).

            1.4 TERMINATION OF INFORMATION COVENANTS. The covenants of the Company set forth in this Section 1 shall terminate as to all Investors and be of no further force or effect upon the consummation by the Company of a Qualified Public Offering (as defined in the Company's Seventh Amended and Restated Certificate of Incorporation).

      2. REGISTRATION RIGHTS.

            2.1 DEFINITIONS. For purposes of this Section 2:

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                  (a) REGISTRATION. The terms "register," "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined herein), and the declaration or ordering of effectiveness of such registration statement.

                  (b) REGISTRABLE SECURITIES. The term "Registrable Securities" means: (1) all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, (2) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) of this subsection (b), and (3) any other shares of Common Stock held by the Investors (excluding any shares acquired in ordinary trading transactions in the public securities markets); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

                  (c) REGISTRABLE SECURITIES THEN OUTSTANDING. The number of shares of "Registrable Securities then outstanding" will mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or other convertible or exchangeable securities.

                  (d) HOLDER. For purposes of this Agreement, the term "Holder" means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement; provided, however, that the Company will in no event be obligated to register shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred that have not been converted into shares of Common Stock, and provided further that Holders of Registrable Securities will not be required to convert their shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

                  (e) Form S-3. The term "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (f) SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  (g) SECURITIES ACT. The term "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute and rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

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            2.2 DEMAND REGISTRATION.

                  (a) REQUEST BY HOLDERS. At any time after the expiration of 180 days after the effective date of a public offering of the Company's shares that results in conversion of all outstanding shares of Preferred Stock of the Company, upon receipt by the Company of a written request from the Holders of at least fifty (50%) percent of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of an amount of Registrable Securities with respect to at least 50% of the outstanding Registrable Securities, then the Company will, within ten
(10) business days of the receipt of such written request, give written notice of such request ("Request Notice") to all Holders, and use its best efforts to effect, as soon as practicable and in any event within sixty (60) days of receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.2.

                  (b) UNDERWRITING. If the Holders initiating the registration request under this Section 2.2 ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they will so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company will include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration will be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company, subject to the approval of a majority of the Holders which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, with respect to the underwriting agreement or any other documents reasonably required under such agreement, (i) no Holder shall be required to make any representation or warranty with respect to or on behalf of the Company or any other stockholder of the Company and (ii) the liability of any Holder shall be limited as provided in Section 2.7(b) hereof. Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in the registration creates a substantial risk that the price per share of Common Stock will be reduced, then the Company will so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting will be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration will not be reduced unless all securities other than Registrable Securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting will be withdrawn from the registration.

      If any Holder of Registrable Securities disapproves of the terms of the underwriting, such

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person may elect to withdraw therefrom by written notice, on or before the fifth
(5th) day prior to the effectiveness of the registration statement, to the Company, the managing underwriter and the other Holders.

                  (c) MAXIMUM NUMBER OF DEMAND REGISTRATIONS. The Company is obligated to effect only two (2) demand registrations pursuant to this Section 2.2; provided, that a demand registration pursuant to this Section 2.2 will not count for the purposes of this Section 2.2(c) unless at least eighty percent (80%) of all Registrable Securities requested to be registered in such demand registration are, in fact, registered and sold in such registration.

                  (d) DEFERRAL. Notwithstanding the foregoing, the Company is not obligated to effect a registration pursuant to this Section 2.2 during the 90-day period commencing on the effective date of the Company's registration statement in connection with a firm commitment underwritten public offering. In addition, if the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety
(90) days from the date of receipt of the request of the Initiating Holders; provided, however, that the Company shall not exercise such right more than once in any twelve (12) month period.

                  (e) EXPENSES. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and expenses of one (1) special counsel for the Holders selected by the holders of a majority of the Registrable Securities included in the offering (but excluding underwriters' discounts and commissions), will be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 will bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering and the fees and disbursements of any counsel for the participating Holders other than the special counsel for the Holders set forth in the previous sentence.

            2.3 PIGGYBACK REGISTRATIONS.

                  (a) NOTICE OF REGISTRATION. The Company will notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to (i) any registration under Section 2.2 or Section 2.4 of this Agreement, (ii) a registration relating solely to employee benefit plans, and (iii) a registration solely relating to a Commission Rule 145 transaction), and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder (a "Piggyback Registration"). Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder will, within twenty (20) days after receipt of the above-described

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notice from the Company, so notify the Company in writing, and in such notice will inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (b) PRIORITY ON PRIMARY REGISTRATIONS. Subject to Section 2.3(d), if a Piggyback Registration is an underwritten primary registration on behalf of the Company and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in the registration creates a substantial risk that the price per share of Common Stock will be reduced, then the managing underwriter may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in such registration and underwriting shall include, first, the securities that the Company proposes to sell, second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of shares which are owned by such Holders, and third, other securities requested to be included in such registration; provided, however, in any registration subject to this Section 2.3(b) other than the Company's initial public offering, the right of the managing underwriter to exclude shares (including Registrable Securities) from the registration and underwriting as described above will be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty percent (20%) of the shares included in the registration.

                  (c) PRIORITY ON SECONDARY REGISTRATIONS. Subject to Section 2.3(d), if a Piggyback Registration is an underwritten secondary registration on behalf of Holders of the Company's securities and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in the registration creates a substantial risk that the price per share of Common Stock will be reduced, then the managing underwriter may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in such registration and underwriting shall include, first, the securities requested to be included therein by the Holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the Holders of such securities on the basis of the number of shares of Common Stock or Registrable Securities which are owned by such Holders, and second, other securities requested to be included in such registration; provided, however, the right of the managing underwriter to exclude shares (including Registrable Securities) from the registration and underwriting as described above will be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty percent (20%) of the shares included in the registration.

                  (d) UNDERWRITING. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company will so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section 2.3 will be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders

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proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the lead underwriter or underwriter(s) selected for such underwriting by the Company and approved by a majority of the Holders proposing to distribute their securities through such underwriting. Notwithstanding the foregoing, with respect to the underwriting agreement or any other documents reasonably required under such agreement, (i) no Holder shall be required to make any representation or warranty with respect to or on behalf of the Company or any other stockholder of the Company and (ii) the liability of any holder shall be limited as provided in
Section 2.7(b) hereof. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least five (5) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons will be deemed to be a single "Holder", and any pro rata reduction with respect to such "Holder" will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder", as defined in this sentence.

                  (e) EXPENSES. All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable expenses of one
(1) counsel for the selling Holders will be borne by the Company.

            2.4 FORM S-3 REGISTRATION. In case the Company will receive a written request from any Holder of the Registrable Securities then outstanding that the Company effect a registration of securities, with an anticipated aggregate offering price of at least $1,000,000, on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

                  (a) NOTICE. Promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                  (c) REGISTRATION. As soon as practicable and in any event not later than sixty (60) days after the Company's receipt of the Holder's request therefor, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                        (i) if Form S-3 is not available for such offering by the Holders; or

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                        (ii) more than two (2) times in any twelve (12) month
                        period.

                  (c) EXPENSES. The Company will pay all expenses incurred in connection with any registration requested pursuant to this Section 2.4, including without limitation any filing, registration and qualification, printers' or accounting fees or the reasonable fees and disbursements for one
(1) counsel to the Holders.

                  (d) NOT DEMAND REGISTRATION. Form S-3 registrations will not be deemed to be demand registrations for purposes of Section 2.2 above.

            2.5 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company will, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to be declared effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for two (2) years or until all of the Registrable Securities covered thereby shall have been sold by the Holders.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and such other documents as such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders that are included in such registration.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act due to the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

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                  (g) Furnish, at the request of any Holder requesting
registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated as of such date, from the independent certified public auditors of the Company, in form and substance as is customarily given by independent certified public auditors to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                  (h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  (i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  (j) Make available for inspection by any Holder of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement, provided, however, to the extent that such information is confidential, that such individual agrees to enter into an appropriate and reasonable agreement regarding the confidentiality of such information.

                  (k) Advise each Holder of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                  (1) Make senior executives of the Company reasonably available to assist the underwriters with respect to, and accompany the underwriters on the so-called "road show", in connection with the marketing efforts for, and the distribution and sale of Registrable Shares pursuant to a registration statement.

            2.6 FURNISH INFORMATION. It will be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or
2.4 that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as will be reasonably required to timely effect the registration of their Registrable Securities.

            2.7 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                  (a) BY THE COMPANY. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the equity holders, officers, directors, employees, agents and advisors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                        (i) any untrue statement or alleged untrue statement of
            a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                        (ii) the omission or alleged omission to state therein a
            material fact required to be stated therein, or necessary to make the statements therein not misleading, or

                        (iii) any violation or alleged violation by the Company
            of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.7(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld), nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises directly out of or is based directly upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  (b) BY SELLING HOLDERS. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement and any of such other Holder's equity holders, directors, officers, employees, agents and any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.7(b) in respect of any Violation will not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                  (c) NOTICE. Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, unless materially prejudicial to its ability to defend such action, will not relieve such indemnifying party of any liability to the indemnified party under this Section 2.7.

                  (d) DEFECT ELIMINATED IN FINAL PROSPECTUS. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement will not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                  (e) CONTRIBUTION. If the indemnification provided for in this
Section 2.7 from the indemnifying party is unavailable to or unenforceable by the indemnified party in respect to any costs, fines, penalties, losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such costs, fines, penalties, losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the costs, fines, penalties, losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 2.7, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding the foregoing, the total amounts contributed by a Holder under this Section 2.7(e) will not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                        (i) the Company and the Holders agree that it would not
            be just and equitable if contribution pursuant to this Section 2.7(e) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                        (ii) If indemnification is available under this Section
            2.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.7 without regard to the relative fault of the indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.7(e).

                  (f) SURVIVAL. The obligations of the Company and Holders under this Section 2.7 will survive the completion of any offering of Registrable Securities in a registration statement, and otherwise. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and will survive the transfer of securities.

            2.8 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that it will not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the

Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to ninety (90) days (or such greater period, not to exceed one hundred eighty (180) days, agreed to in writing by holders of at least a majority of the Registrable Securities) following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:

                  (a) such agreement will be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement; and

                  (b) all of the Company's then-current directors, officers and holders of at least 5% of the Company's Common Stock (calculated on an as if converted to Common Stock basis) enter into similar agreements.

      In order to enforce the foregoing covenant, the Company will have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            2.9 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                  (b) Subject to the provisions in Section 2.4, take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                  (c) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

                  (d) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a

Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

            2.10 NO INCONSISTENT AGREEMENTS. The Company has not entered, and will not hereafter enter, into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement. To the extent that the Company, on or after the date hereof, grants any such superior or more favorable rights or terms relating to the subject matter of this Agreement to any person than those provided to the Holders of Registrable Shares as set forth herein, any such superior or more favorable rights or terms shall also be deemed to have been granted simultaneously to the Holders of Registrable Securities.

            2.11 ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES. The Company will not take any action, or permit any change to occur, with respect to its Certificate of Incorporation or Bylaws which would reasonably be expected to adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would reasonably be expected to adversely affect the marketability of such Registrable Securities in any such registration.

            2.12 OTHER REGISTRATION RIGHTS. The Company will not hereafter grant to any person (or persons) or entity (or entities) the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, or to participate in any registration, which right conflicts or interferes with any of the rights granted hereunder or to the extent such participation rights provide for the inclusion of securities on a parity with or prior to the inclusion of Registrable Securities. The Company will not include in any registration pursuant to Section 2.2 any securities which are not Registrable Securities (for the purposes of Section 2.2) unless and until all Registrable Securities requested to be registered have first been so included.

      3. PRE-EMPTIVE RIGHTS.

            3.1 GENERAL. Each Holder (as defined in Section 2.1(d)) owning more than 1,000,000 shares of the Company's Preferred Stock and any party to whom such Holder's rights under this Section 3 have been duly assigned in accordance with Section 6.1 (each such Holder or assignee being hereinafter referred to as a "Rights Holder") has the right of first refusal to purchase such Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holder's "Pro Rata Share" for purposes of this right of first refusal is the ratio of (a) the number of shares of Common Stock and Conversion Stock as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d)), to (b) a number of shares of Common Stock of the Company then outstanding (including all Conversion Stock). For purposes of this Agreement, "Conversion Stock" means all shares of Common Stock issued or issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred.

            3.2 NEW SECURITIES. "Equity Securities" shall mean any securities having voting rights in the election of the Board of Directors not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable or exchangeable for any shares of the foregoing, or any securities issuable pursuant to any agreement or commitment to issue any of the foregoing. "New Securities" will mean Equity Securities; provided, however, that the term "New Securities" does not include:

                  (a) shares of Common Stock issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                  (b) up to an aggregate of 7,146,416 shares of Common Stock and/or options, warrants or other Common Stock purchase rights, issued or to be issued to employees, officers or directors of, or consultants or advisers to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements approved by the Board of Directors;

                  (c) shares of Common Stock offered to the public generally pursuant to an effective registration statement under the Act;

                  (d) securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; and

                  (e) Shares of Series D Preferred issued pursuant to the Series D Purchase Agreement.

            3.3 PROCEDURES. In the event that the Company proposes to undertake an issuance of New Securities, it will give at least twenty (20) days prior to the proposed issuance to each Rights Holder written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder will have fifteen (15) days from the date of receipt of any such Notice to agree in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). If any Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Rights Holder's full Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder will forfeit the right hereunder to purchase that part of such Nonpurchasing Holder's Pro Rata Share of such New Securities that such Nonpurchasing Holder did not so agree to purchase and the Company will promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a "Purchasing Holder") written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder's full Pro Rata Share of such offering of New Securities (the "Overallotment Notice"). Each Purchasing Holder will have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders' unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Holders, or such other amount as the Purchasing Holders shall determine among themselves by mutual agreement at any time within five (5) days after receiving the Overallotment Notice.

            3.4 FAILURE TO EXERCISE. In the event that the Rights Holders fail to exercise in full the right of first refusal within such fifteen (15) plus five (5) day period, then the Company will have sixty (60) days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first refusal hereunder were not exercised, at the price and upon the terms specified in the Company's Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such sixty (60) day period, then the Company will not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

            3.5 TERMINATION. This right of first refusal will terminate immediately before the closing of a Qualified Public Offering.

      4. RIGHT TO PURCHASE IN CONNECTION WITH INITIAL PUBLIC OFFERING

            4.1 GRANT OF OPTION. The Company shall offer each Investor (each such Investor, together with its subsidiaries and affiliates, an "IPO RIGHTS HOLDER"), pro rata according to the percentage of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, considered in the aggregate as a single class (and calculated on an as if converted into Common Stock basis), purchased by such Investor pursuant to the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement or the Series D Purchase Agreement, as the case may be (with respect to each Investor, such Investor's "OPTION PERCENTAGE"), a right of first offer to purchase shares of the Company's Common Stock (the "IPO PURCHASE OPTION ") in the first public offering of the Company's Common Stock effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act (the "PUBLIC OFFERING") at a price equal to the price per share paid by the public to the underwriters in such Public Offering (the "PUBLIC OFFERING PRICE ") of such shares of Common Stock, provided that the filing of a registration statement relating to the Public Offering occurs after the one-year anniversary of the date of this Agreement. If any IPO Rights Holder exercises its IPO Purchase Option, it shall have the right to purchase up to such IPO Rights Holder's Option Percentage of the aggregate number of shares of the Company's Common Stock to be set aside for the Investors, which number shall not be less than fifteen percent (15%) of the aggregate number of shares of Common Stock expected to be issued by the Company in connection with a "directed share program." Notwithstanding the foregoing, the Company's obligation to offer securities under this Section 4.1 shall be subject to the determination by the Company (based on advice of legal counsel) that such transaction is permissible under the federal securities laws, the rules and regulations of the NASD, and all other applicable laws, rules and regulations.

            4.2 EXERCISE OF OPTION. The Company shall deliver notice of the Public Offering to each IPO Rights Holder within ten (10) days following the filing of a registration statement relating to the Public Offering or, if later, the determination by the Company and its underwriters of the size of the directed share program described herein. Such notice shall set forth the number of shares of Common Stock that such IPO Rights Holders shall have the right to buy in the Public Offering (assuming the IPO Rights Holder elects to exercise its IPO Purchase Option in full) and/or a Private Placement (as defined below) (assuming the IPO Rights Holder elects to exercise the Private Placement Purchase Option in full), and the basis for the computation of such number. Within five (5) days following delivery of such notice, each IPO Rights Holder may exercise the IPO Purchase Option or the Private Placement Purchase Option (as defined below) (by delivery of notice to such effect to the Company) for a number of shares up to the maximum number set forth in such notice. To the extent such IPO Rights Holder does not exercise the IPO Purchase Option or the Private Placement Purchase Option within such five (5) day period, the Company shall have no further obligation to such IPO Rights Holder under this Section 4.

            4.3 OFFER COMMENCEMENT; NOTICE OF REVOCATION. Each IPO Rights Holder's exercise of the IPO Purchase Option shall be deemed an expression of interest in receiving an offer by the Company to purchase the number of shares indicated in such IPO Rights Holder's notice. The Company's offer to sell such shares to such IPO Rights Holder shall be deemed to occur automatically upon the completion of the earliest to occur of each of (i) the Company's providing such IPO Rights Holder with a copy of the final prospectus filed with the Securities and Exchange Commission with respect to such shares and (ii) two (2) hours after the latest to occur of (A) notice to such IPO Rights Holder of the effectiveness of the Public Offering registration statement and (B) notice to such IPO Rights Holder of the Company's determination of the offering price (the completion of the last to occur of the foregoing, the "Offer Commencement"). Each IPO Rights Holder shall have an unconditional right to terminate its IPO Purchase Option and revoke its exercise thereof by written notice to the Company on or before the Offer Commencement.

            4.4 EFFECT OF REVOCATION; CLOSING. Once revoked by the IPO Rights Holder, the IPO Purchase Option shall become null and void. The IPO Rights Holder's exercise of the IPO Purchase Option shall, unless so revoked on or before the Offer Commencement, automatically be deemed to be a binding commitment to purchase the shares indicated by the IPO Rights Holder in its notice to the Company when each of the actions specified in Section 4.3 above occurred. The IPO Rights Holder's purchase of the shares will occur simultaneously with the closing of the purchase and sale of the other shares distributed in the Public Offering. It is the intent of the parties that the shares issued to the IPO Rights Holder shall be fully registered shares, offered and sold in the Public Offering. Shares purchased by the IPO Rights Holder pursuant to its exercise of the IPO Purchase Option shall be subject to the provisions of Section 2.8 of this Agreement.

            4.5 PRIVATE PLACEMENT PURCHASE OPTION. If (i) the filing of a registration statement relating to the Public Offering occurs on or prior to the one-year anniversary of the date of this Agreement, (ii) the IPO Rights Holder elects to exercise the Private Placement Purchase Option (as defined below) or
(iii) the Company determines (based on advice of legal counsel) that the IPO Purchase Option is not permissible under the federal securities laws, the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD"), and all other applicable laws, rules and regulations, then the Company shall, in lieu thereof or simultaneously therewith, make a concurrent private placement offering of such securities (the "Private Placement"), at the Public Offering Price (less underwriters' discounts and commissions), to the IPO Rights Holder or its the Company-approved designated affiliate(s)) (the "Private Placement Purchase Option"). The number of shares that the IPO Rights Holder shall have the right to purchase in the Private Placement is equal to the product of (1) the Option Percentage and (2) the number of shares to be sold in the Private Placement. The number of shares in the Private Placement shall be not less than fifteen percent (15%) of the sum of the number of shares in the Public Offering plus the number of shares in the Private Placement. At the request of the IPO Rights Holder, the Company shall provide registration rights identical to those provided herein with respect to such privately placed securities. Notwithstanding the foregoing, the Company's obligation to offer shares in a concurrent Private Placement shall be subject to the determination by the Company (based on advice of legal counsel) that such transaction is permissible under the federal securities laws, the rules and regulations of the NASD, and all other applicable laws, rules and regulations.

      5. AFFIRMATIVE COVENANTS

            5.1 MAINTENANCE OF CORPORATE EXISTENCE. The Company shall maintain its corporate existence, material rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it which the Company deems to be necessary for the conduct of its business.

            5.2 ACCOUNTING. The Company will maintain and will cause each of its subsidiaries (if any) to maintain a system of accounting established and administered in accordance with GAAP and all financial statements or information delivered under Section 1 will be prepared in accordance with GAAP (except that unaudited interim statements will be subject to year end adjustments that would not be material in the aggregate and may not contain all notes required under
GAAP).

            5.3 COMPLIANCE WITH LAWS. The Company shall comply in all material respects with all laws, rules and regulations applicable to it.

            5.4 NON-DISCLOSURE, CONFIDENTIALITY AND DEVELOPMENT ASSIGNMENT AGREEMENT. The Company shall use its best efforts to cause each employee of and consultant to the Company to enter into the Company's standard form of Non-Disclosure, Confidentiality and Development Assignment Agreement reasonably acceptable to the Investors.

            5.5 INSURANCE. At and at all times after the Closing, the Company shall maintain or cause to be maintained with financially sound and reputable insurers rated A- or above by A.M. Best, (i) insurance with respect to its assets and business and the assets and business of the Company and its subsidiaries against loss or damage of the kinds customarily insured against by similarly situated entities of established reputation engaged in the same or similar businesses, (ii) directors' and officers' liability insurance acceptable to the Investors and (iii) key-person insurance on the lives of key employees of the Company, as determined by the Board, and the Company shall furnish the Investors with evidence of such insurance upon request.

            5.6 PAYMENT OF TAXES. The Company agrees to pay or cause to be paid all Taxes, assessments and other governmental charges levied upon any of its assets or those of its subsidiaries or in respect of its franchises, business, income or profits, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien upon any asset of the Company or its subsidiaries, before the same become delinquent, except that (unless and until foreclosure, distraint, sale or other similar proceedings shall have been commenced) no such charge need be paid if being contested in good faith and by appropriate measures promptly initiated and diligently conducted if (a) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice consistent with GAAP shall have been made therefor and (b) such contest does not have a material adverse effect on the financial condition or business of the Company or the ability of the Company to pay any indebtedness and no assets are in imminent danger of forfeiture.

            5.7 INTELLECTUAL PROPERTY. The Company will, and will cause each of its subsidiaries to, possess and maintain all material Intellectual Property (as defined in the Purchase Agreement) necessary for the conduct of their respective businesses and own all right, title and interest into and to, or have a valid license for, all material Intellectual Property used by the Company in the conduct of its business.

            5.8 GRANT OF OPTIONS OR SHARES. All options granted after the date hereof to any employees of the Company to acquire the Company's Common Stock, and all Common Stock granted or awarded to any employees as part of any compensation or incentive award, shall vest as follows: twenty-five percent (25%) of the shares shall vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in equal monthly installments over the next three (3) years.

            5.9 RESTRICTIVE COVENANTS. Prior to the closing of a Qualified Public Offering (as defined in the Company's Certificate of Incorporation, as amended), neither the Corporation nor any Subsidiary will, without the prior approval, by vote or written consent, of the holders of seventy-five (75%) percent of the Series C Preferred then outstanding and any shares of Common Stock issued upon conversion of shares of Series C Preferred, and at least a majority of the Series D Preferred then outstanding and any shares of Common Stock issued upon conversion of shares of Series D Preferred, each voting as a class separate from each other and separate from the holders of the Series A Preferred, the Series B Preferred and the Common Stock:

                  (a) incur any indebtedness for borrowed money in excess of $1,000,000, or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Corporation or any Subsidiary other than with respect to (i) ordinary course trade payables and (ii) indebtedness and financings of budgeted capital expenditures that are reflected in annual budgets approved by the Board of Directors;

                  (b) enter into any transaction between or among the Corporation and/or any Subsidiary, on the one hand, and any of their respective equity owners, directors, officers, employees or affiliates, on the other hand on terms less favorable to the Corporation and/or such Subsidiary than it could otherwise receive in an arms length transaction;

                  (c) commence or settle any material litigation or similar action to which the Corporation or any Subsidiary is a party or could otherwise be bound;

                  (d) make any investment in one or more persons or entities in excess of $5,000 individually or $10,000 in the aggregate;

                  (e) change the line of business of the Corporation or any Subsidiary;

                  (f) authorize, issue or agree to issue any equity securities (including convertible and exchangeable securities) of the Corporation or any Subsidiary other than 7,146,416 shares of Common Stock under the Corporation's equity incentive plan; and

                  (g) agree to the in-licensing, purchase, or co-development of a compound.

            5.10 TERMINATION OF COVENANTS. The covenants contained in this
Section 5 shall terminate in accordance with Section 3.5 above.

      6. ASSIGNMENT AND AMENDMENT

            6.1 ASSIGNMENT. Each Investor's rights hereunder, and the rights of any of such Investor's permitted assigns, may only be assigned to a party who acquires in aggregate at least 40,000 shares of Series A Preferred, 40,000 shares of Series B Preferred, 40,000 shares of Series C Preferred, 40,000 shares of Series D Preferred or 40,000 shares of Conversion Stock, or such lesser amount if it represents such Investor's entire holdings; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee will receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation, the provisions of this Section 6. Notwithstanding the foregoing, an Investor may assign its rights hereunder to a Permitted Transferee without restriction as to minimum shareholdings. "Permitted Transferee" means (a) in the case of an Investor that is a partnership, (1) any constituent partner of such partnership, (2) any affiliated partnership, limited liability company or other entity managed by the same management company or general partner or any affiliate of such management company or general partner, and (3) in the case of a transfer by TL Ventures V, L.P., TL Ventures V Interfund, L.P., (b) in the case of an Investor that is a limited liability company, (1) any member of such limited liability company and
(2) any affiliated limited liability company, partnership or other entity managed by the same management company or member or any affiliate of such management company or member, (c) any affiliate (as that term is defined in Rule 405 promulgated by the Commission under the Securities Act) of the applicable person, (d) in the case of an Investor that is a corporation, any officer, director or principal shareholder thereof, (e) in the case of an Investor that is an individual, the spouse, children, grandchildren or spouse of such children or grandchildren of such person or to trusts for the benefit of such person or such person's spouse, children, grandchildren or spouse of such children or grandchildren and (f) in the case of an Investor that is a trust, any beneficiary of such trust. Notwithstanding the foregoing, any transfer in accordance with this Section 6.1, including any transfer to a Permitted Transferee, will require a written agreement by such transferee to be bound by the terms of this Agreement.

            6.2 AMENDMENT OF RIGHTS. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors

(and/or any of their permitted successors or assigns) holding 60% of the outstanding shares of Series A Preferred and Series B Preferred considered together as a single class (calculated on an as if converted into Common Stock basis), 60% of the outstanding shares of Series C Preferred as a separate class and 60% of the outstanding shares of Series D Preferred as a separate class (including for each purpose any shares of Conversion Stock). Any amendment or waiver effected in accordance with this Section 6.2 will be binding upon the Investor, each Holder, each permitted successor or assignee of the Investor or such Holder and the Company.

      7. GENERAL PROVISIONS.

            7.1 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and each Investor at the address as set forth on the signature page hereof or at such other address as the Company or an Investor may designate by ten (10) days advance written notice to the other parties hereto.

            7.2 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto, along with the Series D Purchase Agreement, the Investment Documents (as defined in the Series D Purchase Agreement) and each of the Exhibits thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein (provided that nothing in this Section shall deprive any party of the benefit of any representations, warranties, covenants or agreements to which they currently may be entitled under any provisions of the Series A Purchase Agreement, the Series B Purchase Agreement or the Series C Purchase Agreement). The Third Amended and Restated Investors' Rights Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of the Agreement by the Company and the Investors holding a majority of shares of the Series A Preferred, Series B Preferred Stock and Series C Preferred Stock outstanding as of the date of this Agreement (including for this purpose any shares of Common Stock issued on conversion thereof). Upon such execution, all provisions of, rights granted and covenants made in the Third Amended and Restated Investor Rights' Agreement (including without limitation the right of first refusal to purchase New Securities set forth in Section 3.5 thereof) are hereby waived, released and terminated in their entirety and shall have no further force and effect.

            7.3 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement will be governed by and construed exclusively in accordance with the substantive laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws and choice of law. THE INVESTORS AND THE COMPANY HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE INVESTMENT DOCUMENTS OR UNDER OR IN CONNECTION WITH

ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY INVESTMENT DOCUMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

            7.4 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) will be excluded from this Agreement and the balance of this Agreement will be interpreted as if such provision(s) were so excluded and will be enforceable in accordance with its terms.

            7.5 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement, other than any persons who are indemnified parties pursuant to
Section 2.7(a) or 2.7(b).

            7.6 SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 6.1, the provisions of this Agreement will inure to the benefit of, and will be binding upon, the successors and permitted assigns of the parties hereto.

            7.7 CAPTIONS. The captions to sections of this Agreement have been inserted for identification and reference purposes only and will not be used to construe or interpret this Agreement.

            7.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            7.9 AGGREGATION OF STOCK. All shares held or acquired by affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

            7.10 TRUSTEE EXCULPATION. The execution of this Agreement by a trustee on behalf of a trust shall not create any liability of, or require performance of any covenant or agreement by the trustee individually, such liability being limited to the assets of the trust on behalf of which this Agreement is being executed by a trustee.

                  [REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE COMPANY:           QUATRX PHARMACEUTICALS COMPANY

                       By: /s/ Robert L. Zerbe
                           --------------------------
                       Name: Robert L. Zerbe
                       Title: President

                       Address: Suite 300
                                5430 Data Court
                                Ann Arbor, MI 48108

INVESTORS:

                       THOMAS WEISEL HEALTHCARE VENTURE PARTNERS, L.P.

                       By: Thomas Weisel Healthcare Venture Partners LLC, its General Partner

                       By: Thomas Weisel Capital Management LLC, its Managing Member

                       By: ________________________________
                       Name:
                       Title:

                       Address: One Montgomery Street San
                                Francisco, CA 94104

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof

THE COMPANY:           QUATRX PHARMACEUTICALS COMPANY

                       By: /s/ Robert L. Zerbe
                            ------------------------------
                       Name: Robert L. Zerbe
                       Title: President

                       Address: Suite 300
                                5430 Data Court
                                Ann Arbor, MI 48108

INVESTORS:

                       THOMAS WEISEL HEALTHCARE VENTURE PARTNERS, L.P.

                       By: Thomas Weisel Healthcare Venture Partners LLC, its General Partner

                       By: Thomas Weisel Capital Management LLC, its Managing Member

                       By: ___________________________________
                       Name:
                       Title:

                       Address: One Montgomery Street
                                San Francisco, CA 94104

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                       MPM BIOVENTURES III, L.P.

                       By: MPM BioVentures III GP, L.P., its General Partner By:
                       MPM BioVentures III LLC, its General Partner

                       By: /s/
                           -------------------------------------
                       Name:
                       Title: Series A Member

                       MPM BIOVENTURES III QP, L.P

                       By: MPM BioVentures III GP, LP., its General Partner By:
                       MPM BioVentures III LLC, its General Partner

                       By: /s/
                           --------------------------------------
                       Name:
                       Title: Series A Member

                       MPM BIOVENTURES III PARALLEL FUND, L.P.

                       By: MPM BioVentures III GP, L.P., its General Partner By:
                       MPM BioVentures III LLC, its General Partner

                       By: /s/
                           --------------------------------------
                       Name:
                       Title: Series A Member

                       MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

                       By: MPi. BioVentures III GP, L.P., in its capacity as the Managing Limited Partner
                       By: MPM BioVentures III LLC, its General Partner

                       By: /s/
                           --------------------------------------
                       Name:
                       Title: Series A Member

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                       MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC

                       By: /s/
                           -----------------------------------------
                       Name:
                       Title: Manager

                       MPMBIOVENTURES STRATEGIC FUND, L.P.

                       By; MPM BioVentures III GP, L.P., its General Partner By:
                       MPM BioVentures III LLC, its General Partner

                       By: /s/
                           -----------------------------------------
                       Name:
                       Title: Series A Member

                       Address for each of the above:

                                            111 Huntington Ave., 31st floor
                                            Boston, MA 02199

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                       FRAZIER HEALTHCARE HE, L.P.

                       By: FHM III, L.L.C.
                       Its: General Partner

                       By: /s/ Robert Overell
                           -----------------------------------------
                       Name: Robert Overell
                       Title: Member

                       FRAZIER AFFILIATES III, L.P.

                       By: /s/ Robert Overell
                           -----------------------------------------
                       Name: Robert Overell
                       Title: Member

                       Address for each of the above:

                                            601 Union Street, Suite 3300
                                            Seattle, WA 98101

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                       TL VENTURES V L.P.

                       By: TL Ventures V Management L.P.
                       Its: General Partner

                       By: TL Ventures V LLC
                       Its: Manager

                       By: /s/ Christopher Moller
                           -----------------------------------------
                       Name: Christopher Moller
                       Title: Managing Director

                       TL VENTURES V INTERFUND L.P.

                       By: TL Ventures V LLC
                       Its: Manager

                       By: /s/ Christopher Moller
                           ------------------------------------
                       Name: Christopher Moller
                       Title: Managing Director

                       Address for each of the above:

                                700 Building, 435 Devon Park Dr.
                                Wayne, PA 19087-1990

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                       INTERWEST PARTNERS VIII, L.P.

                       By: InterWest Management Partners VIII, LLC
                       Its: General Partner

                       By: /s/ Chris Ehrlich
                           ------------------------------------
                       Name: Chris Ehrlich
                       Title: Venture Member

                       INTERWEST INVESTORS VIII, L.P.

                       By: InterWest Management Partners VIII, LLC
                       Its: General Partner

                       By: /s/ Chris Ehrlich
                           ------------------------------------
                       Name: Chris Ehrlich
                       Title: Venture Member

                       INTERWEST INVESTORS Q VIII, L.P.

                       By: InterWest Management Partners VIII, LLC
                       Its: General Partner

                       By: /s/ Chris Ehrlich
                           ------------------------------------
                       Name: Chris Ehrlich
                       Title: Venture Member

                       Address for each of the above:

                                2710 Sand Hill Road
                                Second Floor
                                Menlo Park, CA 94025

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                       STOCKWELL FUND, L.P.

                       By: Stockwell Managers, LLC, its general partner

                       By: /s/ Thomas L. Hufnagel
                           ------------------------------------
                       Name: Thomas L. Hufnagel
                       Title: Vice President

                       Address: 222 West Adams Street, Suite 1000
                                Chicago, IL  60606

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                       TWILIGHT VENTURE PARTNERS, LLC

                       By: /s/ Ronald D. Henriksen
                           ------------------------------------
                       Name:  Ronald D. Henriksen
                       Title: Chief Investment Officer

                       Address: One Indiana Square, Suite 2550
                                Indianapolis, IN 46204

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                       WS INVESTMENT COMPANY, LLC

                       By: ____________________________________

                       Name: ____________________________________

                       Title: ____________________________________

                       Address: ____________________________________



                       WS INVESTMENT COMPANY 2000 B

                       By: ____________________________________

                       Name: ____________________________________

                       Title: ____________________________________


                       Address: ____________________________________
                                ____________________________________



                       LATHAM & WATKINS

                       By: /s/ Edward Sonnenshein, Jr.
                           ------------------------------------
                       Name: Edward Sonnenshein, Jr.
                       Title: Partner

                       Address: ____________________________________

                                ____________________________________

                       VINCE CLUB TRUST

                       By: ____________________________________

                       Name: Mark S. Hoplamazian, not individually, but
                             solely as trustee of the Vince Club Trust

                       Address: c/o The Pritzker Organization, LLC
                                200 West Madison, Suite 3800
                                Chicago, Illinois 60606

   [SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                                    EXHIBIT A

                                    TABLE A-1

                         SERIES A PREFERRED STOCK

                                         NUMBER OF
INVESTOR NAME                             SHARES
----------------------------           ------------
Frazier Healthcare III L.P.              744,401.82
Frazier Affiliates III, L.P.               5,598.18
TL Ventures V, L.P.                      737,248.00
TL Ventures V Interfund LP                12,752.00
WS Investment Company 2000 B              25,000.00
WS Investment Company, LLC                12,500.00
Latham & Watkins                          18,750.00
Vince Club Trust                          18,750.00
                                       ------------
TOTAL:                                 1,575,000.00
                                       ============

                                    TABLE A-2

                            SERIES B PREFERRED STOCK

                                         NUMBER OF
INVESTOR NAME                             SHARES
----------------------------           ------------
Frazier Healthcare III L.P.            2,084,325.00
Frazier Affiliates III, L.P.              15,675.00
TL Ventures V, L.P.                    2,064,295.67
TL Ventures V Interfund LP                35,704.33
                                       ------------
TOTAL:                                 4,200,000.00
                                       ============

                                    TABLE A-3

                            SERIES C PREFERRED STOCK

                                         NUMBER OF
INVESTOR NAME                             SHARES
----------------------------------     -----------
MPM BioVentures III, LP                   753,141
MPM BioVentures III-QP, LP             11,201,201
MPM BioVentures III Parallel Fund, LP     338,287
MPM BioVentures III GmbH & Co.
Beteiligungs KG                           946,639
MPM Asset Management Investors
2003 BVIII LLC                            216,872
Frazier Healthcare III L.P.             3,047,260
Frazier Affiliates III, L.P.               22,916
TL Ventures V L.P.                      3,449,116
TL Ventures V Interfund, L.P.              59,656
InterWest Partners VIII, L.P.           4,231,140
InterWest Investors VIII, L.P.             33,772
InterWest Investors Q VIII, L.P.          121,052
Stockwell Fund L.P.                     1,000,000
Twilight Venture Partners, LLC            175,439
                                       -----------
TOTAL:                                 25,596,491
                                       ===========

                                    TABLE A-4

                            SERIES D PREFERRED STOCK

                                           NUMBER OF
INVESTOR NAME                              SHARES IN
-------------------------------------     -------------
Frazier Healthcare III L.P.                  708,954.16
Frazier Affiliates III, L.P.                   5,331.55
TL Ventures V L.P.                         1,228,747.45
TL Ventures V Interfund, L.P.                 21,252.55
MPM BioVentures III, LP                      189,898.00
MPM BioVentures III-QP, LP                 2,824,293.00
MPM BioVentures III Parallel Fund, LP         85,296.00
MPM BioVentures III GmbH & Co.
Beteiligungs KG                              238 687.00
MPM Asset Management Investors
2003 BVIII LLC                                54 683.00
MPM Bioventures Strategic Fund, LP           535,714.00
InterWest Partners VIII, L.P.              2,067,214.29
InterWest Investors VIII, L.P.                16,500.00
InterWest Investors Q VIII, L.P.              59,142.86
Stockwell Fund L.P.                          285,714.29
Twilight Venture Partners, LLC               142,857.14
Thomas Weisel Healthcare Venture
Partners, L.P                              2,500,000.00
                                          -------------
TOTAL:                                    10,964,285.29
                                          =============